EXHIBIT 10


                       SETTLEMENT AND STANDSTILL AGREEMENT


         This Settlement and Standstill Agreement (the "Agreement") is entered into as of October 27, 2004, by First Financial Bancorp, a California corporation (the "Company"); Bank of Lodi, N.A., a national banking association ("Bank"); Angelo Anagnos ("Anagnos"), Steven Coldani ("Coldani"), Kevin Van Steenberge ("Van Steenberge"), (collectively, the "Participants"), and Placer Sierra Bancshares, a California corporation ("Placer"). Except as the context otherwise requires, all capitalized terms shall have the meaning as defined in
Section 1.2.

                                    RECITALS:

         A. The Participants and the Company's Executive Management with a majority of the Company's Board of Directors have had a disagreement concerning the operations of the Company and its wholly owned subsidiary the Bank since early 2003. The Participants have incurred expenses in connection with the dispute.

         B. The Participants have notified the Company of their intention to nominate a slate of candidates in opposition to the Company's slate of directors for the 2004 annual meeting (the "2004 Annual Meeting") which the Board of Directors has not scheduled to date.

         C. Anagnos and Coldani have submitted two shareholder proposals (the "Proposals") for inclusion in the Company's 2004 Annual Meeting proxy. The Company has opposed the inclusion of the Proposals in the Company's proxy and has requested that the Securities and Exchange Commission (the "SEC") determine that the Proposals need not be included in the Company's proxy.

         D. On or about September 7, 2004, the Company announced the execution of an Agreement and Plan of Merger dated as of September 7, 2004 (the "Merger Agreement") by which the Company will be merged with and into Placer Sierra Bancshares (the "Merger"). The Board voted to present the Merger Agreement to the shareholders of the Company for their approval. Participants abstained from the vote at the September 7 meeting on the basis that they believed that they were not given sufficient time to evaluate this merger, as well as other offers made at or about the same time. The Board of Directors of the Company has scheduled a special meeting of the shareholders of the Company on November 3, 2004 ("Special Shareholders' Meeting"), to consider and vote on the Merger.

         E. The Company and the Participants wish to proceed to settle their past differences and unanimously support the Merger.

         F. The terms upon which the Company and the Participants have agreed to settle their differences are set forth herein.

                             STATEMENT OF AGREEMENT


         NOW THEREFORE, the Company, each of the undersigned Participants, severally and jointly, and Placer do hereby agree as follows:

         SECTION 1 CONSTRUCTION AND DEFINITIONS

         1.1. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Terms defined in the singular shall include the plural, and vice versa, and pronouns in any gender shall include the masculine, feminine, and neuter, as the context requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation, and use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise. All references to a "Section" refer to the sections of this Agreement, and all references to an "Exhibit" refer to the documents attached to this Agreement, unless the context otherwise requires.

         1.2. DEFINITIONS. Except for the names of the parties hereto (which shall be referenced herein as defined above), the following capitalized terms used in this Agreement shall, unless the context otherwise requires, have the following meaning:

         (a) "AFFILIATE" of a specified Person is a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and when used with respect to any or all of the Participants shall include the group commonly referred to as the "Friends Of First Financial Bancorp."

         (b) "2004 ANNUAL MEETING" shall have the meaning given in paragraph B of the Recitals to this Agreement.

         (c) "ASSOCIATE" shall mean, with respect to a specified Person, (1) any corporation or organization (other than the Company) of which the Person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity security as such term is defined in Rule 3a-11 of the General Rules and Regulations under the Exchange Act, (2) any trust or other estate in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of the Person, or any relative of the spouse, who has the same home as the Person, or is an officer or director of any corporation controlling or controlled by the Person.

         (d) "BANK" shall have the meaning given in the first paragraph of this Agreement.


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         (e) "BENEFICIAL OWNERSHIP" with respect to a security means having or sharing the rights or powers of a "beneficial owner" determined pursuant to Rule 13d-3 of the Exchange Act.

         (f) "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

         (g) "CLAIMANT" has the meaning specified in Section 4.1.

         (h) "CLAIMS" has the meaning specified in Section 4.1.

         (i) "CLOSE OF BUSINESS" on any given date shall mean 5:30 p.m., Pacific Time, on that date; provided, however, that if the date is not a Business Day it shall mean 5:30 p.m., Pacific Time, on the next succeeding day which is a Business Day.

         (j) "COMPANY" has the meaning specified in the first paragraph of this Agreement and includes all subsidiaries, Affiliates and Associates thereof and any successors thereto.

         (k) "COMMON STOCK" means any of the Company's shares of common stock, no par value, which are issued and outstanding or which the Company is authorized to issue.

         (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended and in effect on the date of this Agreement, and all references to any rule or regulation of the General Rules and Regulations under the Exchange Act shall be, except as otherwise specifically provided herein, to the rule or regulation as was in effect on the date of this Agreement.

         (m) "EXPIRATION DATE" means the date on which the Merger Agreement with Placer Sierra Bancshares is terminated under Article VII of the Merger Agreement.

         (n) "GROUP" means any two or more Persons acting as a partnership, limited partnership, syndicate, or other group constituting a "Person" within the meaning of Section 13(d)(3) of the Exchange Act or a "group" within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or other comparable rules under the Exchange Act that may hereafter exist.

         (o) "PARTICIPANT" has the meaning given in the preamble to this Agreement.

         (p) "PERSON" means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, estate, sole proprietorship, or other association or entity.


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         (q) "RELATED PARTY" shall mean, (i) with respect to any Person, any (A)
             spouse of such Person, (B) trust in which such Person is either a trustee or beneficiary, and (C) entity or organization in which such Person, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person; provided, however that the Friends of First Financial Bancorp shall not be considered a Related Party of the Participants; and (ii) with respect to Coldani, in addition to the foregoing, Raymond Coldani or any Related Party of Raymond Coldani.

         (r) "RELEASED PARTIES" has the meaning given in Section 4.1 of this Agreement.

         (s) "SEC" means the United States Securities and Exchange Commission.

         (t) "VOTING SECURITIES" means the Common Stock, or the equity securities or other equity interest, having voting power, and securities convertible into, exchangeable for or exercisable for (whether or not currently convertible, exchangeable or exercisable) such capital stock or other equity security.

         SECTION  2 STANDSTILL AGREEMENT OF PARTICIPANTS

         2.1. NOMINATIONS. Assuming that the Merger Agreement with Placer Sierra Bancshares is still in effect, at the 2004 Annual Meeting, if any, none of the Participants shall nominate or request recognition from the floor to nominate any Person as a candidate for the Board of Directors of the Company, nor will Participants induce, assist or request any other shareholder to do the same.

         2.2. WITHDRAWAL OF NOTICE OF NOMINATION. The Participants hereby formally withdraw the notice of the nomination of all Persons previously identified to the Company by the Participants as proposed nominees.

         2.3. WITHDRAWAL OF PROPOSALS. Anagnos and Coldani hereby formally withdraw the Proposals previously submitted for inclusion in the Company's proxy for the 2004 Annual Meeting, subject to the understanding that the Merger Agreement with Placer Sierra Bancshares shall be presented to the shareholders of the Company at the Special Shareholders' Meeting.

         2.4. SUPPORT OF MERGER. With respect to the Merger and the Merger Agreement, each Participant agrees:

         (a) That he will cast his vote as a member of the Company's Board of Directors to ratify and approve the Merger Agreement;

         (b) That he will execute the Shareholder Agreement attached to the Merger Agreement as Exhibit D;


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


         (c) That he will execute the Non-solicitation and Confidentiality Agreement attached to the Merger Agreement as Exhibit E;

         (d) That he will cast all shares in which he has a Beneficial Ownership in favor of the Merger and will cause each and every Related Party of his to cast all shares in which such Related Party has a Beneficial Ownership in favor of the Merger; and

         (e) That he will individually and collectively with the other Participants issue a press release publicly supporting the Merger. The content of the press release shall be in language agreed upon by all Participants, the Company and Placer.

         2.5 SUPPORT OF COMPANY'S SLATE OF DIRECTORS. Assuming that the Merger Agreement with Placer Sierra Bancshares is still in effect, each Participant shall cast all shares in which he has a Beneficial Ownership in favor of the slate of directors proposed for election by the Company at the 2004 Annual Meeting.

         2.6. TERMINATION OF CERTAIN ACTIVITIES. From and after the date of this Agreement until the Expiration Date, the Participants shall jointly and severally discontinue and shut down the operations of the "Friends of First Financial Bancorp" and shall, except as otherwise contemplated by this Agreement, cease any communications to the Company's shareholders in the name of Friends of First Financial Bancorp. Further, within 3 business days following the receipt by the Participants of the payment contemplated by Section 3.5(a) hereof, the Participants shall jointly and severally terminate the website "SaveTheBank.com" and shall remove all material from that website and shall render that website inoperable.

         2.7. STANDSTILL COVENANTS. Each Participant agrees that for the period from the date of this Agreement to the Expiration Date that Participant will not, without the prior approval of the board of directors of the Company, directly or indirectly, take, or solicit, request, advise, assist, encourage, or facilitate (including by providing financing to) any other Person to take, any of the following actions except as necessary or appropriate to consummate the transactions contemplated by the Merger Agreement:

         (a) MAKE TENDER OR EXCHANGE OFFER. Commence, or announce any intention to commence, or (directly or indirectly or through or in conjunction with any other Person) engage in, a tender or exchange offer for Voting Securities made by any other Person or entity;

         (b) SOLICIT PROXIES. Solicit proxies or written consents of shareholders with respect to Voting Securities under any circumstances, or make, or in any way participate in, any "solicitation" of any "proxy" to vote any Voting Securities or become a "participant" in any election contest with respect to the Company (as such terms are defined or used in Regulation 14A under the Exchange Act), or seek to advise or influence any Person with respect to the voting of any Voting Securities;


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


         (c) REQUEST SPECIAL SHAREHOLDERS MEETINGS. Seek to call, or request the call of, a special meeting of the shareholders of the Company, or induce or assist or request any other shareholder to seek the calling of a special shareholders meeting;

         (d) ACTION REGARDING SHAREHOLDER PROPOSALS. Make any shareholder proposal in respect of the Company, regardless of whether such proposal is made for inclusion in the Company's proxy materials, is made at or in respect of any shareholders meeting or is made in connection with any attempt to solicit shareholder consents; or induce or assist any other shareholder in doing the same; or solicit shareholders with respect to approval or disapproval of any proposal, whether submitted by any shareholder or shareholders or by the Company itself, for action by the shareholders of the Company;

         (e) DIRECTOR NOMINATIONS. Nominate or propose any Person or Persons as a director of the Company or of any of its subsidiaries, or induce or assist or request any other shareholder to do the same;

         (f) CONTROL. Act, alone or in concert with others, to seek to control the management, board of directors, policies, or affairs of the Company or solicit, propose, seek to effect or negotiate with any other Person (including, without limitation, the Company) with respect to any form of business combination or other extraordinary transaction with the Company or any restructuring, recapitalization, similar transaction, or other transaction not in the ordinary course of business, with respect to the Company, including seeking to remove from office any director of the Company;

         (g) LEGAL ACTION. Take any action, alone or in concert with others, to instigate, or to encourage, facilitate, incite, or seek to cause others to instigate, legal proceedings against the Company or any of its the officers, directors, employees, Affiliates or Associates.

         (h) VOTING AGREEMENTS. Other than as required in connection with the Merger Agreement, enter into any shareholders agreement, voting agreement or voting trust with other holders of Common Stock.

         SECTION 3.  COMPANY UNDERTAKINGS.

         3.1. [INTENTIONALLY OMITTED]

         3.2. NOMINATION OF DIRECTORS FOR 2004 ANNUAL MEETING. The Company shall nominate a slate of directors as candidates for election at the 2004 Annual Meeting which shall consist of no more than 11 candidates, which shall include only the directors now serving as members of the Company's Board of Directors, including the Participants, and Jerry Adams, a current director of Bank. It is understood that if Company directors William Giffen and Paul Gross complete their work on the derivative lawsuit review prior to the 2004 Annual Meeting of Shareholders, they will not be candidates for directorship.


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


         3.3 TIMING OF 2005 ANNUAL MEETING. If the Merger is not consummated, the Company shall hold its 2005 annual meeting not later than the later of (a) April 30, 2005 or (b) 90 days following the Expiration Date.

         3.4 SHAREHOLDER PROPOSALS. If the Merger is not consummated and the Company holds a 2005 annual meeting, the Company shall include in the proxy for the 2005 annual meeting the Proposals; provided, however, nothing in this provision shall preclude the Company from making a statement in opposition to the Proposals in its proxy materials. The Company agrees that it shall not pursue a request from the SEC that the Proposals need not be included in the Company's proxy for the 2005 annual meeting and will take any actions necessary or appropriate to withdraw the Company's objections to the Proposals previously filed with the SEC by the Company. In addition, the Participants shall have a reasonable opportunity to recommend candidates to the Corporate Governance and Nominating Committee for consideration as nominees for directors of the Company to be considered at the 2005 annual meeting.

         3.5 CONSIDERATION TO PARTICIPANTS. In consideration of the release, waiver and extinguishment of all claims contemplated by Section 4 of this Agreement, including but not limited to reimbursement of expenses in connection with the Participants activities in the formation and operation of the "Friends of First Financial Bancorp", all vested or unvested (whether previously granted or not, whether previously cancelled or not) Company stock options ("Participant Stock Options"), all other benefits bestowed on Company or Bank directors, all other forms of compensation or reimbursement owed or could be alleged to be owed as directors of the Company or Bank, immediately prior to the Effective Time (as that term is defined in the Merger Agreement) of the Merger, the Company shall make the following payments or cause the Bank to provide the following benefits to the Participants as applicable:

         (a) Within three (3) business days of the date of this Agreement, the Company shall pay to the Participants the sum of $130,000 for expenses incurred.

         (b) (i) At the closing of the consummation of the Merger and conditioned thereupon, or (ii) on the sixth month anniversary of the first public announcement that the Merger Agreement has been terminated and provided that each Participant is in compliance with all of his obligations under this Agreement, the Company shall pay to the Participants the amounts set forth on EXHIBIT A; provided, however, that with respect to the payments made as a result of the termination of the Merger Agreement under the immediately preceding subsection (b)(ii), Placer shall reimburse the Company to the extent that the amounts paid by the Company under EXHIBIT A exceed the amounts that would have been paid if the term "Per Share Merger Consideration" as used in EXHIBIT A were defined to be the average of the daily closing price of a share of Company common stock reported on the OTC Bulletin Board during the 20 consecutive trading days on which trades were reported on Company common stock ending at the end of the sixth month anniversary of the public announcement that the Merger Agreement has been terminated.


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


         (c) From the date of this Agreement until the Termination Date, during any period in which and for so long as a Participant is a director of the Company, such Participant shall be eligible to receive all compensation and benefits to which all directors of the Bank are entitled. In addition, for any Participant who had a Long Term Care Agreement with the Bank at or about April 2003, the Company shall make an annual payment directly to such Participant in an amount equal to the premium payment that would have been paid by the Bank under such Long Term Care Agreement through October 2009.

            3.6 SUPPLEMENTAL COMPENSATION ARRANGEMENTS. Conditioned upon (i) the consummation of the Merger or (ii) the termination of the Merger Agreement and provided that Participants are in full compliance with their obligations under this Agreement on the Expiration Date, the Company hereby acknowledges that the following agreements are in full force and effect and that the named Participants therein shall be entitled to all benefits thereunder: (i) Director Supplemental Compensation Agreement, dated May 18, 1999, by and between the Bank and Anagnos; and (ii) Director Supplemental Compensation Agreement, dated May 18, 1999, by and between the Bank and Coldani.

            3.7 INDEMNIFICATION. The Participants will be entitled to indemnification from the Company and the Bank to the same extent and subject to the same limitations as all of the other directors of the Company and the Bank, including, without limitation, provisions relating to the advancement of legal fees and costs and including indemnification for actions or omissions of the Participants relating to the Company or the Bank on or before the date hereof. Simultaneously with the execution of this Agreement, each Participant shall enter into an Indemnification Agreement with the Bank in the form attached hereto as EXHIBIT B. In the event that the indemnification provided to the Participants pursuant to this Section 3.7 is dependent upon insurance coverage, any denial of coverage will not relieve the Company and the Bank of their indemnity obligations. The indemnification provided to Participants shall survive the termination of this Agreement.

         3.8 STOCK OPTIONS. Without in any way limiting the release given by the parties pursuant to Section 4 of this Agreement and in no way acknowledging, admitting or agreeing that the Participant Stock Options are outstanding as of the date hereof, the parties specifically agree that (i) the Participants hereby surrender the Participant Stock Options for cancellation and termination immediately prior to the consummation of the Merger, and (ii) the Participant Stock Options are hereby cancelled and terminated for all intents and purposes immediately prior to the consummation of the Merger.

         3.9 DIRECTOR EMERITUS. Upon the execution of this Agreement, Raymond Coldani will be reappointed as a director emeritus of the Bank and shall be entitled to all benefits associated therewith for so long as he continues in such capacity.


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         SECTION 4  MUTUAL RELEASES

         4.1. RELEASE.

         (a) Each Participant for and on behalf of himself and each of his assignees, nominees, employees, agents, attorneys, representatives, heirs, estates, and successors, on the other part, each (as a "PARTICIPANT CLAIMANT") hereby releases and forever discharges the Company and each of its Affiliates, Associates, predecessors, successors, parents, subsidiaries, divisions, partners, assignees and nominees, and all employees, directors, officers, agents, attorneys, representatives and shareholders of each of them, and each of their Affiliates, Associates, heirs, estates, successors, and assigns, on one part, and each such Person of the other's part (the "RELEASED PARTIES") of and from any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, and attorneys' or paralegals' or other fees whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, matured or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued which the Released Parties or any of them, the Participant Claimants, or any of them, ever had or now have by reason, in connection with, arising out of the matters described in this Agreement, including but not limited to the provisions of Section 3.5 hereof, all matters relating to compensation and benefits as an officer, director, employee or agent of Company or Bank, all matters relating to Participant Claimant's status as a shareholder of Company, and those matters referred to or alleged in the "Savethebank.com" website or other letters from the Participants to the Company's shareholders (collectively, "CLAIMS"). "Claims" shall not include any claims arising out of or relating to this Agreement or any rights or obligations contained herein.

         (b) The Company and each of its Affiliates, Associates, predecessors, successors, parents, subsidiaries, divisions, partners, assignees and nominees, and all employees, directors, officers, agents, attorneys, representatives and shareholders of each of them, and each of their Affiliates, Associates, heirs, estates, successors, and assigns, on one part, and each such Person of the other's part, each (as a "COMPANY CLAIMANT") hereby releases and forever discharges each Participant and each of his Affiliates, Associates, assignees, nominees, employees, agents, attorneys, representatives, heirs, estates, and successors on one part, (the "RELEASED PARTIES") of and from any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, and attorneys' or paralegals' or other fees whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, matured or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued which the Released Parties or any of them, the Company Claimants, or any of them, ever had or now have by reason, in connection with, arising out of the matters described in this Agreement, (collectively, the "COMPANY CLAIMS"). "Company Claims" shall not include any claims arising out of or relating to this Agreement or any rights or obligations contained herein.

         (c ) This release shall be deemed to extinguish all such Claims of the Company and the Participants, and the Company and the Participants covenant not to institute or maintain any suits against any of the


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             Released Parties with respect to any of such Company Claims or
             Participant Claims; provided that this release shall not preclude either the Company or the Participants from instituting any action against the other party for alleged breach of this Agreement to the extent that the obligations of the parties hereunder remained executory at the time of the alleged breach.

         4.2 WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542. In executing this Agreement, the Participants and the Company waive and relinquish all rights and benefits afforded by California Civil Code Section 1542 ("SECTION 1542"), and do so understanding and acknowledging the significance and consequences of this specific waiver. Section 1542 states as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         The waiver of Section 1542 provided by this paragraph is an essential term of this Agreement without which the settlement would not have been reached

         SECTION 5 REMEDIES; CHOICE OF LAW; JURISDICTION

         5.1. CHOICE OF LAW; CONSENT TO JURISDICTION. All disputes, claims, or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws. Each of the parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of United States District Court for the Eastern District of California, or any state court sitting in the County of San Joaquin, State of California, or any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service so made shall have the same legal force and effect as if served upon such party personally within the State of California.

         5.2. REMEDIES. Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. The prevailing party or parties in such action or proceeding for such relief shall be entitled to recover from the other


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party or parties all costs and expenses, including but not limited to reasonable attorneys' fees, court costs, witness fees, disbursements, and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

         SECTION 6 MISCELLANEOUS

         6.1. PUBLIC ANNOUNCEMENT.

         (a) The parties agree that the Company may issue a press release announcing this Agreement. The Participants agree that the press release may quote them as follows: "In light of the Board's resolution to support the proposed merger of the Company with Placer Sierra Bank, and considering all facts put before us, we now believe it is in the best interests of the shareholders to support this merger with Placer Sierra Bank, which is considered a strong institution with a good reputation." The press release shall also state that the Participants will be included in management's slate of nominees for election to the Company's Board of Directors at the 2004 Shareholders Meeting. The parties acknowledge that the Company will file with the SEC a form 8-K pertaining to this Agreement, with this Agreement as an attachment, promptly following the execution of this Agreement and will make such other disclosure of this Agreement as may be necessary to comply with the rules and regulations of the SEC.

         (b) From the date hereof until the Expiration Date, except as otherwise reasonably determined by any party to be necessary to comply with its legal obligations (in which case such party shall notify all other parties in advance of the communication, including the contents of such communication and the basis for such legal necessity), no party to this Agreement (including any party's officers, directors or employees) shall publicly comment on this Agreement unless such comment is communicated in writing and approved by all other parties to this Agreement, including, without limitation, any response to inquiries from the media.

         (c) From the date hereof until the Expiration Date, the Company shall not issue any press release that disparages, libels, defames or otherwise contains a statement that places Participants in a bad light or damages their reputations. From the date hereof until the Expiration Date, the Participants shall not issue any press release that disparages, libels, defames or otherwise contains a statement that places the Company or the Bank in a bad light or damages either of their reputations.

         6.2. COSTS AND EXPENSES. All costs and expenses incurred in connection with the transactions contemplated hereby, including the negotiation, execution, delivery, and performance hereof, shall be paid by the party incurring such cost or expense.

         6.3. AMENDMENT; WAIVER. No amendment or waiver of any provision of this Agreement shall be implied by any failure of any party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently, and in no event shall any amendment or waiver of any provision of this Agreement be effective against any party hereto unless expressed in writing signed by the party granting the waiver. No express waiver shall affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

         6.4. HEADINGS. The headings and captions are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of the underlying provisions.

         6.5. COUNTERPARTS. This Agreement may be delivered by facsimile and executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

         6.6. SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any jurisdiction for any reason, such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement, and the remainder of this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable portion were not contained herein.

         6.7. NOTICE. Any notice or other communication required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (a) if delivered by messenger, when delivered, (b) if mailed, on the third Business Day after deposit in the United States Mail, certified or registered, postage prepaid, return receipt requested, (c) if emailed or faxed, two hours after being dispatched by email or fax if such second hour falls on a Business Day within the hours of 9:00 a.m. through 5:00 p.m. of the time in effect at the place of receipt, or at 9:00 a.m. on that Business Day if the second hour is before 9:00 a.m., or at 9:00 a.m. on the next Business Day thereafter if such second hour is later than 5:00 p.m. or other than on a Business Day, or (d) if delivered by commercial overnight express courier, freight prepaid, for next day delivery, the next Business Day after delivery to such courier; in every case addressed to the party to be notified as follows:

                  In the case of the Company:

                  First Financial Bancorp
                  701 South Ham Lane
                  Lodi, California  95242
                  Attention:        Leon J. Zimmerman
                                    President and Chief Executive Officer
                                    First Financial Bancorp
                                    Telephone:       (209) 367-2000
                                    Facsimile:       (209) 367-6968

                  WITH A COPY TO:

                  Bingham McCutchen LLP
                  Three Embarcadero Center, 18th Floor
                  San Francisco, California  94111
                  Attention:        James M. Rockett, Esq.
                  Telephone:        (415) 393-2025
                  Facsimile:        (415) 393-2286

                  In the case of the Participants, or of any of them:

                  Steve Coldani
                  1806 West Kettleman Lane, Suite J
                  Lodi, California 95242
                  Telephone:        (209) 334-0527
                  Facsimile:        (209) 334-0674

                  WITH A COPY TO:

                  Gary S. Findley, Esq.
                  1470 North Hundley Street
                  Anaheim, California  92806
                  Telephone:        (714) 630-7136
                  Facsimile:        (714) 630-7910

or to such other address(es) or addressee(s) as any party entitled to receive notice hereunder shall designate to the others in the manner provided herein for the service of notices. Rejection or refusal to accept delivery or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed receipt.

         6.8. SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon, each party and that party's respective successors and assigns.

         6.9. COMPLETE AGREEMENT. This Agreement contains the entire agreement among the parties and supersedes any prior understanding or agreements among them respecting any matter covered by this Agreement.

         6.10. FURTHER ASSURANCES. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all tings necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take all such necessary action.

         6.11 RELATIONSHIP OF THE PARTIES. Except as specifically stated otherwise, the liability of the parties under this Agreement is several and not joint. From and after the Expiration Date, Placer shall have no liabilities or obligations arising from, relating to or in connection with this Agreement other than those arising under Section 3.5(b)(ii) and Section 6.1 hereof.

THE NEXT PROVISION OF THIS DOCUMENT IS HEADED "SIGNATURES" AND INTENTIONALLY BEGINS ON A SEPARATE PAGE

                                   SIGNATURES


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

                            FIRST FINANCIAL BANCORP


                            By: /s/ BENJAMIN GOEHRING
                                _________________________
                                    Benjamin Goehring
                                    Chairman of the Board



                            BANK OF LODI


                            By: /s/ BENJAMIN GOEHRING
                                _________________________
                                    Benjamin Goehring
                                    Chairman of the Board



                            PLACER SIERRA BANCSHARES


                            By: /s/ RONALD W. BACHLI
                                _________________________
                                    Ronald W. Bachli
                                    Chairman and CEO


THE FOLLOWING PARTICIPANTS, JOINTLY AND INDIVIDUALLY:


/s/ ANGELO ANAGNOS                               /s/ STEVEN COLDANI
________________________                         __________________
    Angelo Anagnos                                   Steven Coldani

/s/ KEVIN VAN STEENBERGE
________________________
    Kevin Van Steenberge

                                    EXHIBIT A

                               PAYMENTS AT CLOSING


Each Participant shall receive an amount equal to the difference between the Per Share Merger Consideration (as defined in the Agreement) and the exercise price for the unexercised stock options identified below that were held by each Participant prior to April 2003:


                             Number
Participant                 of Shares       Exercise Price

Angelo Anagnos                3,465            $ 8.1126

Kevin Van Steenberge          2,200            $ 8.6364

Steven Coldani                6,063            $ 9.8958
                              3,465            $ 8.1126

The total amount received by the Participants under this Exhibit A would be $250,682.20.

                                    EXHIBIT B

                            INDEMNIFICATION AGREEMENT


                   DIRECTORS AND OFFICERS INDEMNIFICATION AND
                              ADVANCEMENT AGREEMENT



                  This Directors and Officers Indemnification and Advancement Agreement (this "AGREEMENT") dated ____________, 2004 is entered into between First Financial Bancorp, a California corporation (the "Company") and _______________________ ("INDEMNITEE"), with reference to the following facts:

                  A. Indemnitee is a director and/or officer of the Company and in such capacity is performing a valuable service for the Company.

                  B. The Company and Indemnitee are aware of the heightened risk of litigation, including derivative actions, and other claims that may be asserted against directors and officers of any bank or corporation in connection with their activities in such capacities and by reason of their status as such. The Company wishes to (1) induce and encourage highly experienced and capable persons such as Indemnitee to serve as directors and officers of the Company;
(2) encourage such persons to resist what they consider unjustifiable suits and claims made against them in connection with the good faith performance of their duties to the Company as a whole and to the public stockholders, secure in the knowledge that certain expenses, costs and liabilities incurred by them in their defense of such litigation will be borne by the Company and that they will receive the maximum protection against such risks and liabilities as legally may be made available to them; and (3) encourage directors and officers to exercise their best business judgment regarding matters which come before the board of directors without undue concern for the risk that claims may be made against them on account thereof.

                  C. The Company has investigated the availability and efficiency of liability insurance to provide its directors and officers with adequate protection again the foregoing legal risks and potential liabilities. It has concluded that such insurance does not provide adequate protections to its directors and officers. Thus, it would be in the best interests of the Company to contract with its directors and officers, including Indemnitee, to indemnify them to the fullest extent permitted by law against personal liability for actions taken in good faith performance of their duties to the Company.

                  D. Section 317 of the General Corporation Law of the State of California, which set forth certain provisions relating to mandatory and permissive indemnification of directors and officers (among others) and which is applicable to a national bank pursuant to regulations issued by the Office of the Comptroller of the Currency (12 C.F.R. Section 7.2000 and related provisions), requires indemnification in certain circumstances, permits it in other circumstances, and prohibits it in some circumstances.

                  Therefore, to ensure adequacy and reliability of protection afforded to Indemnitee and to induce Indemnitee to continue to serve as a director and/or officer, the Company has determined and agreed to enter into this Agreement with Indemnitee.

         SECTION 1. MANDATORY INDEMNIFICATION. To the maximum extent permitted by California law, the Company hereby agrees to indemnify, defend and hold harmless Indemnitee, within 30 days after Indemnitee's demand therefor, from and against:

                  (a) any and all Expenses (including without limitation reasonable attorneys' fees), and liabilities (including any judgments and fines) and amounts paid in settlement, defense or other disposition of a proceeding actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party or is otherwise involved in any proceeding, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of the Company or arising out of or connected with any action taken or omitted by Indemnitee in such capacity, (collectively, a "CLAIM"), and

                  (b) any and all Expenses of establishing or enforcing, or attempting to establish or enforce, a right of indemnification or advancement as against the Company (whether under this Agreement or otherwise, or enforcing or attempting to enforce remedies against any insurance provided by the Company, with respect to a Claim. The proceedings referred to in this Section 1(b) are herein called "RECOVERY PROCEEDINGS."

As used in this Agreement, "Expenses" includes, without limitation, attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in a Claim or a Recovery Proceeding, or preparing to do any of the foregoing.

         SECTION 2. MANDATORY ADVANCEMENT.

                  (a) Unless and until, and except to the extent that, a Final Determination has been made that indemnification pursuant to Section 1 is impermissible under California law, the Company shall advance all Expenses incurred by Indemnitee in connection with a Claim or a Recovery Proceeding within 10 days after demand therefor. Indemnitee hereby undertakes to repay such advances (without interest) if and to the extent a Final Determination is made that indemnification pursuant to Section 1 is impermissible. Indemnitee's entitlement to advancement under this Section 2 shall not be affected by any determination, by a court or otherwise and including any determination that indemnification pursuant to Section 1 is not permissible, except a Final Determination. The Indemnitee's obligation to reimburse the Company for advanced Expenses shall be unsecured.

                  (b) As used in this Agreement, "FINAL DETERMINATION" means an express determination by a court of competent jurisdiction which is no longer subject to possible or pending appeal or other form of review.

         SECTION 3. INDEMNIFICATION PROCEDURE.

         Indemnitee may request indemnification in accordance with Section 1 by giving written notice to the Company. If the Company rejects such request, or fails to agree to grant indemnification in accordance with Section 1 within 30 days after such request, Indemnitee may at any time thereafter bring an action in a court of applicable jurisdiction (which may, but need not be, the court in which a Claim is pending) to determine the permissibility of indemnification pursuant to Section 1 and Indemnitee's entitlement to such indemnification. In any such proceeding, the issue shall be determined de novo, and any rejection or other determination by or on behalf of the Company shall be accorded no weight. In any such proceeding, the burden of proving the impermissibility of indemnification shall be on the Company.

         SECTION 4. ADVANCEMENT PROCEDURE. Indemnitee may request advancement in accordance with Section 2 by giving written notice to the Company. If the Company rejects such request, or fails to agree to grant advancement in accordance with Section 2 within 10 days after such request, Indemnitee may at any time thereafter bring an action in a court of applicable jurisdiction (which may, but need not be, the court in which a Claim is pending) to enforce Indemnitee's right to advancement in accordance with Section 2. In any such proceeding, such right shall be determined de novo, and any rejection or other determination by or on behalf of the Company shall be accorded no weight.

         SECTION 5. LIMITATION. Notwithstanding anything in this Agreement, Indemnitee shall not be entitled to indemnification or advancement in connection with any proceeding (other than a Recovery Proceeding) initiated by Indemnitee against the Company or any director or officer of the Company except when the Company has joined in or the Board of Directors has consented to the initiation of the proceeding.

         SECTION 6. DEFENSE PROCEDURE.

                  (a) Indemnitee shall give the Company notice within 30 days after he becomes aware of any Claim for which he believes indemnification will or could be sought under this Agreement. Failure to so notify the Company shall not relieve the Company of any liability under this Agreement except to the extent that the Company can demonstrate that it was prejudiced thereby, or of any liability which it may have to Indemnitee otherwise than under this Agreement.

                  (b) With respect to any Claim for which indemnity is requested pursuant to this Agreement, the Company shall be entitled to assume the defense of such Claim, with counsel approved by Indemnitee, upon delivery to Indemnitee of notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to such Claim (except for the reasonable costs of investigation), provided that (i) Indemnitee shall have the right to employ his own counsel in any such proceeding at Indemnitee's expense; and (ii) if (A) the employment of counsel by Indemnitee has been authorized by the Company, or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have promptly employed counsel to assume the defense of such proceeding, or if such counsel fails to diligently pursue such defense, the fees and expenses of Indemnitee's own counsel shall be at the expense of the Company. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent, which consent shall not be unreasonably withheld. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which the Indemnitee has concluded that there may be a conflict of interest between the Company on the one hand and the Indemnitee on the other hand.

         SECTION 7. SUBROGATION; DUPLICATION OF PAYMENTS. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of such costs of Indemnitee, who shall execute such instruments and perform such other acts as the Company shall reasonably request, but at the sole expense of the Company, to enable the Company to effectively enforce such rights. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has actually received payment (by reason of insurance or otherwise) of the amounts otherwise payable hereunder; provided, however, that (i) such portions, if any, of any proceeds of any such insurance policy that are required to be reimbursed to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments to Indemnitee hereunder, and (ii) the pendency or assertability of a claim under such insurance policy or otherwise shall not entitle the Company to delay payment hereunder.

         SECTION 8. INDEMNIFICATION HEREUNDER NOT EXCLUSIVE. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the Articles of Association, the Bylaws, any agreement, any vote of stockholders of the Company's parent or of disinterested directors, the General Company Law of the State of California, the National Company Act and other federal laws, or otherwise.

         SECTION 9. LIABILITY INSURANCE. The Company hereby covenants and agrees that, as long as Indemnitee shall continue to serve as a director and/or officer of the Company, subject to this Section 9, it shall maintain in full force and effect, directors and officers insurance ("D&O Insurance") from established and reputable insurers in reasonable amounts and in any event in amounts not less than the amount of coverage in effect on the date of this Agreement. The Indemnitee shall be entitled to the protection of any such insurance policies the Company maintains generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company).

         SECTION 10. CONTINUATION OF PROTECTION. All agreements and obligations of the Company contained herein shall continue during the period in which Indemnitee is a director and/or officer of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Claim. The indemnification and right to insurance coverage under this Agreement shall continue as to Indemnitee even though he may have ceased to be a director and/or officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

         SECTION 11. NOTICES. All notices, requests, demands and other communications (collectively "NOTICES") provided for under this Agreement shall be in writing (including without limitation facsimile), and shall be deemed given (i) upon delivery to the other party's address stated below its signature hereto (which delivery shall be conclusively evidenced, without limitation, by the delivery certificate or receipt of an established delivery company), or (ii) upon transmission thereof by facsimile to the other party's facsimile number stated below its signature hereto (which transmission shall be conclusively evidenced, without limitation, by the successful transmission report of the transmitting facsimile machine), or (iii) upon actual receipt after deposit of such notice in the U.S. mails (postage prepaid and return receipt requested) addressed to the other party's address stated below its signature hereto.

         SECTION 12. LATE PAYMENT. Any payment not made hereunder when due shall bear interest from the due date through the date of actual payment at a rate of 2% per year over the reference or prime rate announced from time to time by Company of America, N.A., or (if lower) the maximum rate permitted under applicable law.

         SECTION 13. CHOICE OF LAW. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

         SECTION 14. WAIVERS, AMENDMENTS. No provision of this Agreement may be waived, amended, supplemented, terminated or repealed in whole or in part, except only by the written consent of all parties. Any waiver shall apply only to the instance or circumstance expressly provided therein, and not to any other instance or circumstance, whether similar or dissimilar. The indemnification rights afforded to the Indemnitee hereby are contract rights and may not be diminished, eliminated or otherwise affected by amendments to the Articles of Association, Bylaws or other agreements, including D&O Insurance policies.

         SECTION 15. SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective transferees, successors and assigns, including without limitation an estate of Indemnitee. The Company will require any successor to or assign of the Company to expressly confirm that it is bound by this Agreement, but any failure or refusal to give such assurance shall not affect the binding nature of this Agreement on such successor or assign. Nothing in this Agreement, whether express or implied, is intended to confer any right or remedies under or by reason of this Agreement to any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party hereto. No provision of this Agreement shall give any third persons any right of subrogation or action against any party hereto.

         SECTION 16. SEVERABILITY. If this Agreement or any portion hereof or its application in any instance or respect is invalidated on any ground by any court of competent jurisdiction, then this Agreement shall continue in effect in all other respects. The parties intend that this Agreement be enforceable to the maximum extent permitted by law.

         SECTION 17. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 18. ENTIRE AGREEMENT. Except as provided in Section 5 hereof, this Agreement represents and contains the entire agreement and understanding between and among the parties, and all previous statements or understandings, whether express or implied, oral or written, relating to the subject matter hereof are fully and completely extinguished and superseded by this Agreement.





         IN WITNESS WHEREOF, the undersigned have executed this Agreement.




FIRST FINANCIAL BANCORP                    INDEMNITEE


By:  ______________________________        _______________________________
Its:   ______________________________      Name:  ________________________

Address:                                   Address:
  701 South Ham Lane
  Lodi, California 95242
  Attn:  Leon J. Zimmerman, President & CEO

                                    EXHIBIT A

                    UNDERTAKING TO REPAY ADVANCE OF EXPENSES

                  The undersigned, ___________________________________, has
requested that First Financial Bancorp advance expenses to or on behalf of undersigned in connection with the defense of the proceeding entitled _________________________________. The undersigned understands that, under the provisions of applicable law and the Indemnity Agreement between Company and the undersigned, expenses can only be advanced subject to an undertaking by the undersigned to repay such advances unless and to the extent it is ultimately determined that the undersigned is entitled to indemnification. Accordingly, the undersigned does hereby agree to repay any such advances, without interest, by the later of 90 days after the termination of the proceeding or demand by First Financial Bancorp, unless it is ultimately determined that the undersigned is entitled to indemnification for such advances.








DATED:________________________              ___________________________________